Exhibit 99.1
November 18, 2015
For 6:00 am ET Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Chris Ahearn
	704-758-2033	704-758-2304
	tiffany.l.mason@lowes.com	chris.c.ahearn@lowes.com

LOWE’S REPORTS THIRD QUARTER SALES AND EARNINGS RESULTS
-- Comparable Sales Increased 4.6 Percent --
-- Diluted Earnings Per Share Increased 35.6 Percent --

MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $736 million for the quarter ended October 30, 2015, a 25.8 percent increase over the same period a year ago. Diluted earnings per share increased 35.6 percent to $0.80 from $0.59 in the third quarter of 2014. For the nine months ended October 30, 2015, net earnings increased 12.8 percent from the same period a year ago to $2.5 billion, and diluted earnings per share increased 20.5 percent to $2.70.

Sales for the third quarter increased 5.0 percent to $14.4 billion from $13.7 billion in the third quarter of 2014, and comparable sales increased 4.6 percent. For the nine month period, sales were $45.8 billion, a 4.9 percent increase over the same period a year ago, and comparable sales increased 4.6 percent. Comparable sales for the U.S. home improvement business increased 5.0 percent for the third quarter and 4.9 percent for the nine month period.

“This is an exciting time for Lowe’s as we continue to execute our strategic priorities alongside a favorable macroeconomic backdrop,” commented Robert A. Niblock, Lowe’s chairman, president and CEO.  “I am pleased that we delivered another solid quarter.  Comparable sales growth was driven by gains in both transactions and average ticket, while our focus on productivity and profitability also allowed us to deliver strong earnings per share growth.”

“I would like to thank our employees for their purposeful commitment to serving customers, particularly those who worked diligently to assist our neighbors that were impacted by the historic flooding in South Carolina,” Niblock added.

Delivering on its commitment to return excess cash to shareholders, the company repurchased $750 million of stock under its share repurchase program and paid $260 million in dividends in the third quarter. For the nine month period, the company repurchased $3.3 billion of stock under its share repurchase program and paid $700 million in dividends.

As of October 30, 2015, Lowe’s operated 1,849 home improvement and hardware stores in the United States, Canada and Mexico representing 201.6 million square feet of retail selling space.

A conference call to discuss third quarter 2015 operating results is scheduled for today (Wednesday, November 18) at 9:00 am ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Third Quarter 2015 Earnings Conference Call Webcast. Supplemental slides will be available fifteen minutes prior to the start of the conference call. A replay of the call will be archived on Lowes.com/investor until February 23, 2016.

Lowe’s Business Outlook
Fiscal Year 2015 (comparisons to fiscal year 2014; based on U.S. GAAP unless otherwise noted)

•	Total sales are expected to increase 4.5 to 5 percent.

•	Comparable sales are expected to increase 4 to 4.5 percent.

•	The company expects to add 15 to 20 home improvement and hardware stores.

•	Earnings before interest and taxes as a percentage of sales (operating margin) are expected to increase 80 to 100 basis points.

•	The effective income tax rate is expected to be approximately 38.1%.

•	Diluted earnings per share of approximately $3.29 are expected for the fiscal year ending January 29, 2016.

Disclosure Regarding Forward-Looking Statements
This news release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), which the words “believe,” “expect,” “anticipate,” “project,” “will,” “should,” “could,” and similar expressions are intended to imply. Statements of the company’s expectations for sales growth, comparable sales, earnings and performance, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, the Company’s strategic initiatives and any statement of an assumption underlying any of the foregoing, constitute “forward-looking statements” under the Act. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as the rate of unemployment, interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability of consumer credit and of mortgage financing, inflation or deflation of commodity prices, and other factors which can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, such as a demographic shift from single family to multi-family housing, a reduced rate of growth in household formation, and slower rates of growth in housing renovation and repair activity, as well as uneven recovery in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes necessary to realize the benefits of our strategic initiatives and enhance our efficiency; (iii) attract, train, and retain highly-qualified associates; (iv) manage our business effectively as we adapt our traditional operating model to meet the changing expectations of our customers; (v) maintain, improve, upgrade and protect our critical information systems from data security breaches and other cyber threats; (vi) respond to fluctuations in the prices and availability of services, supplies, and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; and (ix) respond appropriately to unanticipated failures to maintain a high level of product and service quality that could result in a negative impact on customer confidence and adversely affect sales. In addition, we could experience additional impairment losses if either the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values, or we are required to reduce the carrying amount of our investment in certain unconsolidated entities that are accounted for under the equity method. For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” and “Critical Accounting Policies and Estimates” included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission (the “SEC”) and the description of material changes therein or updated version thereof, if any, included in our Quarterly Reports on Form 10-Q.
The forward-looking statements contained in this news release are based upon data available as of the date of this release or other specified date and speak only as of such date. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and the “Risk Factors” included in our Annual Report on Form 10-K to the SEC and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events, or otherwise.

Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 16 million customers a week in the United States, Canada and Mexico through its stores and online at Lowes.com, Lowes.ca and Lowes.com.mx. With fiscal year 2014 sales of $56.2 billion, Lowe’s has more than 1,845 home improvement and hardware stores and 265,000 employees. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects. For more information, visit Lowes.com.
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Lowe’s Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three months ended				Nine months ended
	October 30, 2015		October 31, 2014		October 30, 2015		October 31, 2014
Current Earnings	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net sales	$14,360	100.00	$13,681	100.00	$45,838	100.00	$43,682	100.00
Cost of sales	9,370	65.25	8,963	65.51	29,856	65.13	28,471	65.18
Gross margin	4,990	34.75	4,718	34.49	15,982	34.87	15,211	34.82
Expenses:
Selling, general and administrative	3,287	22.89	3,255	23.80	10,334	22.55	10,115	23.15
Depreciation	375	2.61	375	2.74	1,115	2.43	1,123	2.57
Interest - net	141	0.98	134	0.98	409	0.89	384	0.88
Total expenses	3,803	26.48	3,764	27.52	11,858	25.87	11,622	26.60
Pre-tax earnings	1,187	8.27	954	6.97	4,124	9.00	3,589	8.22
Income tax provision	451	3.14	369	2.69	1,589	3.47	1,341	3.07
Net earnings	$736	5.13	$585	4.28	$2,535	5.53	$2,248	5.15

Weighted average common shares outstanding - basic	918		978		933		996
Basic earnings per common share (1)	$0.80		$0.59		$2.70		$2.24
Weighted average common shares outstanding - diluted	921		980		935		998
Diluted earnings per common share (1)	$0.80		$0.59		$2.70		$2.24
Cash dividends per share	$0.28		$0.23		$0.79		$0.64

Retained Earnings
Balance at beginning of period	$8,533		$10,749		$9,591		$11,355
Net earnings	736		585		2,535		2,248
Cash dividends	(257)		(225)		(736)		(636)
Share repurchases	(714)		(838)		(3,092)		(2,696)
Balance at end of period	$8,298		$10,271		$8,298		$10,271

(1)
Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $733 million for the three months ended October 30, 2015 and $582 million for the three months ended October 31, 2014. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $2,523 million for the nine months ended October 30, 2015 and $2,235 million for the nine months ended October 31, 2014.

Lowe’s Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three months ended				Nine months ended
	October 30, 2015		October 31, 2014		October 30, 2015		October 31, 2014
	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net earnings	$736	5.13	$585	4.28	$2,535	5.53	$2,248	5.15
Foreign currency translation adjustments - net of tax	(69)	(0.48)	(23)	(0.17)	(275)	(0.60)	(11)	(0.03)
Other comprehensive loss	(69)	(0.48)	(23)	(0.17)	(275)	(0.60)	(11)	(0.03)
Comprehensive income	$667	4.65	$562	4.11	$2,260	4.93	$2,237	5.12

Lowe’s Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		October 30, 2015	October 31, 2014	January 30, 2015
Assets
Current assets:
Cash and cash equivalents		$1,227	$1,562	$466
Short-term investments		158	211	125
Merchandise inventory - net		10,434	9,762	8,911
Deferred income taxes - net		255	261	230
Other current assets		321	334	348
Total current assets		12,395	12,130	10,080
Property, less accumulated depreciation		19,655	20,180	20,034
Long-term investments		382	395	354
Other assets		1,223	1,327	1,359
Total assets		$33,655	$34,032	$31,827

Liabilities and shareholders’ equity
Current liabilities:
Current maturities of long-term debt		$1,058	$551	$552
Accounts payable		7,338	6,459	5,124
Accrued compensation and employee benefits		685	676	773
Deferred revenue		1,084	1,029	979
Other current liabilities		1,997	2,089	1,920
Total current liabilities		12,162	10,804	9,348
Long-term debt, excluding current maturities		11,541	10,806	10,815
Deferred income taxes - net		—	92	97
Deferred revenue - extended protection plans		731	736	730
Other liabilities		843	864	869
Total liabilities		25,277	23,302	21,859

Shareholders’ equity:
Preferred stock - $5 par value, none issued		—	—	—
Common stock - $.50 par value;
Shares issued and outstanding
October 30, 2015	917
October 31, 2014	974
January 30, 2015	960	459	487	480
Capital in excess of par value		—	—	—
Retained earnings		8,298	10,271	9,591
Accumulated other comprehensive loss		(379)	(28)	(103)
Total shareholders’ equity		8,378	10,730	9,968
Total liabilities and shareholders’ equity		$33,655	$34,032	$31,827

Lowe’s Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Nine Months Ended
	October 30, 2015	October 31, 2014
Cash flows from operating activities:
Net earnings	$2,535	$2,248
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,192	1,199
Deferred income taxes	(140)	(201)
Loss on property and other assets - net	19	24
Loss on equity method investments	46	47
Share-based payment expense	84	84
Changes in operating assets and liabilities:
Merchandise inventory - net	(1,536)	(641)
Other operating assets	38	105
Accounts payable	2,218	1,452
Other operating liabilities	90	367
Net cash provided by operating activities	4,546	4,684

Cash flows from investing activities:
Purchases of investments	(650)	(600)
Proceeds from sale/maturity of investments	588	458
Capital expenditures	(844)	(587)
Contributions to equity method investments - net	(106)	(196)
Proceeds from sale of property and other long-term assets	51	44
Other - net	(25)	(6)
Net cash used in investing activities	(986)	(887)

Cash flows from financing activities:
Net decrease in short-term borrowings	—	(386)
Net proceeds from issuance of long-term debt	1,718	1,239
Repayment of long-term debt	(541)	(36)
Proceeds from issuance of common stock under share-based payment plans	69	90
Cash dividend payments	(700)	(597)
Repurchase of common stock	(3,382)	(2,950)
Other - net	46	16
Net cash used in financing activities	(2,790)	(2,624)

Effect of exchange rate changes on cash	(9)	(2)

Net increase in cash and cash equivalents	761	1,171
Cash and cash equivalents, beginning of period	466	391
Cash and cash equivalents, end of period	$1,227	$1,562